Exhibit 99.5

CONSENT OF BRUCE W. HUNT

Pursuant to Rule 438 under the Securities Act of 1933, I hereby consent to being named in this Registration Statement on Form S-4 of ViewPoint Financial Group, Inc. as a person who is expected to become a director of ViewPoint Financial Group, Inc. upon consummation of the merger referred to therein.

Date: January 17, 2012	/s/ Bruce W. Hunt
Bruce W. Hunt